SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                 SCHEDULE 14D-9
                                 (RULE 14d-101)

                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 22)

                               DIME BANCORP, INC.
                            (Name of Subject Company)

                               DIME BANCORP, INC.
                      (Name of Person(s) Filing Statement)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                         (Title of Class of Securities)

                                     25429Q
                      (CUSIP Number of Class of Securities)

                              JAMES E. KELLY, ESQ.
                                 GENERAL COUNSEL
                               DIME BANCORP, INC.
                                589 FIFTH AVENUE
                                    3RD FLOOR
                            NEW YORK, NEW YORK 10017
                                 (212) 326-6170
   (Name, address and telephone number of person authorized to receive notice and communications on behalf of the person(s) filing statement)

                                    Copy to:

                             MITCHELL S. EITEL, ESQ.
                               SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000

          / / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender
                                     offer.

         This Amendment No. 22 amends and supplements the solicitation/ recommendation statement on Schedule 14D-9 filed with the Securities and Exchange Commission on March 21, 2000, as subsequently amended on March 21, 2000, March 22, 2000, March 24, 2000, March 30, 2000, April 6, 2000, April 7,
2000, April 12, 2000, April 14, 2000, May 1, 2000, May 2, 2000, May 19, 2000,
May 24, 2000, May 31, 2000, June 2, 2000, June 16, 2000, June 20, 2000, June 21,
2000, June 27, 2000, July 7, 2000, July 10, 2000 and July 10, 2000 (as so
amended, the "Schedule 14D-9," by Dime Bancorp, Inc., a Delaware corporation ("Dime"), in relation to the exchange offer disclosed in the Schedule TO, dated March 15, 2000 (as amended from time to time, the "Schedule TO"), of North Fork Bancorporation, Inc., a Delaware corporation ("North Fork"), and Fleet Boston Corporation, a Rhode Island corporation ("FleetBoston"), to exchange each issued and outstanding share of Dime common stock, par value $0.01 per share, for
0.9302 of a share of North Fork common stock, par value $0.01 per share, and $2.00 in cash, upon the terms and subject to the conditions described in the Schedule TO, the Registration Statement filed on Form S-4 by North Fork on March 15, 2000 and the Prospectus relating to North Fork's common stock dated March 14, 2000 and contained therein (each of which may be amended from time to time and each of which is an Exhibit and incorporated by reference into North Fork's Schedule TO).

ITEM 4. THE SOLICITATION OR RECOMMENDATION

ITEM 7. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

Items 4 and 7 are hereby supplemented and amended by adding the following:

         On July 10, 2000, Dime issued the press release that is included herewith as exhibit (a)(36) and is incorporated herein by reference.

Item 7 is hereby supplemented and amended by adding the following:

         The Investment Agreement and its exhibits, dated as of July 6, 2000, between Dime and Warburg, Pincus Equity Partners, L.P. filed by Dime as Exhibit
2.1 to Form 8-K on July 11, 2000 is incorporated herein by reference as exhibit
(i)(4).

ITEM 9. EXHIBITS.

Item 9 is hereby supplemented and amended by adding the following:

Exhibit
Number                             Description
-------                            ------------
(a)(36)                            Press Release, dated July 10, 2000

(i)(4) Investment Agreement and its Exhibits, dated as of July 6, 2000, between Dime and Warburg, Pincus Equity Partners, L.P. (Incorporated by reference from Exhibit 2.1 to Form 8-K, dated July 11, 2000)

                                   SIGNATURE


         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      DIME BANCORP, INC.


                                      By: /s/ James E. Kelly
                                         --------------------
                                      Name:  James E. Kelly
                                      Title: General Counsel


Dated: July 11, 2000

                                 EXHIBIT INDEX


Exhibit
Number                             Description
-------                            ------------
(a)(36)                            Press Release, dated July 10, 2000

(i)(4) Investment Agreement and its Exhibits, dated as of July 6, 2000, between Dime and Warburg, Pincus Equity Partners, L.P. (Incorporated by reference from Exhibit 2.1 to Form 8-K, dated July 11, 2000)